Company Contact:	Investor Relations Contact:
Mr. Jing Xie	CCG Investor Relations
Secretary of Board and Vice President	Mr. Athan Dounis, Account Manager
Universal Travel Group	Phone: 1-646-213-1916
Phone: +86-755-8366-8489	Email: athan.dounis@ccgir.com
Email: 06@cnutg.cn	Mr. Crocker Coulson, President
us.cnutg.com	Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Announces Acquisition of Hebei Tianyuan Travel Agency

SHENZHEN, China, January 19, 2010 – Universal Travel Group (NYSE: UTA) (“Universal Travel Group” or the “Company”), a leading travel services provider in China, today announced that it has entered into a Letter of Intent to acquire Hebei Tianyuan Travel Agency (“Tianyuan”) for RMB 29 million (approximately $4.2 million), 80% of which shall be paid in cash and 20% of the consideration in shares of the Company’s common stock. The purchase consideration may be subject to adjustment after completion of acquisition audit on Tianyuan by the Company.

Founded in 1999, Tianyuan was the first authorized travel agency in the Hebei Province in China.  In addition, Tianyuan is the exclusive provider of travel agency services to Mount Lu and Lushan National Park, both domestic tourist attractions listed on the UNESCO World Heritage Site.  Tianyuan was the organizer of the International Economy & Culture Communication Forum sponsored by the local government and the exclusive organizer of the Young Journalist Summer Camp sponsored by the Yanzhao Evening Paper. The Company believes that Taiyuan’s exclusive service with these regional sites and unique partnership with the government provide Tianyuan with an advantage to be a market leader in travel services in the region. Unaudited full year 2009 revenues and net income for Tianyuan are approximately $7.2 million and $0.7 million, respectively.

“This acquisition represents a further step in our expansion strategy of increasing our geographic coverage over the most popular national tourist destinations in China such as Mount Lu ,” said Ms. Jiangping Jiang, Chairwoman and Chief Executive Officer.  “We look forward to leveraging our experience in providing high quality, comprehensive travel services with Tianyuan's unique regional tourism resources and we are confident that this acquisition will stregnthen Universal Travel Group’s domestic market presence and increase the Company’s profitability in 2010.”

About Hebei Tianyuan Travel Agency

Founded in 1999, Hebei Tianyuan Travel Agency is located in Shijiazhuang in the Hebei Province of China.  The company’s primary business consists of inbound tourism, domestic tourism and outbound tourism.  The company has one subsidiary located in Cangzhou, four retail offices in downtown Shijiazhuang and dozens of franchisees in the region.

About Universal Travel Group

Universal Travel Group is a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives. The Company also operates TRIPEASY Kiosks, which are placed in shopping malls, office buildings, residential apartment buildings, and tourist sites.  These kiosks are designed for travel booking with credit and bank cards, and serve as an advertising platform for Universal Travel Group. The Company’s headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China.  More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country.  For more information on the Company, please visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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